                                                                      EXHIBIT 15


     LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED INTERIM
                             FINANCIAL INFORMATION





P. H. Glatfelter Company
96 South George Street
York, Pennsylvania

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of P. H. Glatfelter Company and subsidiaries for the three months ended March 31, 2004 and 2003, and have issued our report dated May 7, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
July 6, 2004